EXHIBIT 99.1

DENVER, Dec. 18 -- Kodiak Oil & Gas Corp. announced today the pricing of its follow-on public offering of 10,500,000 shares of common stock at $4.15 per share. Net proceeds to Kodiak from the offering, after deducting underwriting discounts and commissions but before offering expenses, amounted to approximately $40,960,500, all of which will be used to fund a portion of Kodiak’s 2007 capital expenditures. Kodiak has granted the underwriters a 30-day option to purchase up to an additional 1,575,000 shares of common stock to cover over-allotments, if any.

KeyBanc Capital Markets was the lead manager of the offering. A.G. Edwards and Petrie Parkman & Co. acted as co-managers.

Copies of the final prospectus relating to the offering -- when available -- may be obtained from KeyBanc Capital Markets by written request to 800 Superior Avenue, Cleveland, Ohio 44114, or by fax request to (216) 443-3901.

Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the Rocky Mountain region of the United States.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Offers of the securities may be made only by means of a prospectus.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words “believe,” “estimate,” “project,” “expect or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Information inferred from the interpretation of drilling results may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a well is actually developed. Forward-looking statements in this document include statements regarding Kodiak’s exploration, drilling and development plans, Kodiak’s expectations regarding the timing and success of such programs and Kodiak’s expectations regarding its production and results of operations in future periods. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for Kodiak’s oil and gas production, dependence upon third-party vendors, and other risks detailed in Kodiak’s periodic report filings with the Securities and Exchange Commission.

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.